CYTOSORBENTS ANNOUNCES PURCHASE AGREEMENT FOR UP TO $8.5 MILLION WITH LINCOLN PARK CAPITAL

MONMOUTH JUNCTION, NEW JERSEY (December 9, 2011) — CytoSorbents Corporation (OTC BB: CTSO), a critical care focused therapeutic device company using blood purification to treat life threatening illnesses, announced today that it has signed a purchase agreement for the sale, from time to time, of up to $8.5 million of its common stock to Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor.  The proceeds from the sale of common stock will be used to help fund the commercialization of CytoSorb™ in Europe, conduct additional clinical trials, expand CytoSorbents’ research and development pipeline, and for general working capital purposes.

Dr. Phillip Chan, Chief Executive Officer, stated “We are pleased to enter into a second, expanded funding agreement with Lincoln Park Capital and are encouraged that the commitment under this agreement is greater than the original investment commitment under our previous agreement with them from May 2010. Our experience with the first Lincoln Park financing facility was excellent, allowing us to raise approximately $3.7 million at favorable prevailing market prices over an extended period of time.  As with the prior agreement, we determine when and if to sell stock to Lincoln Park Capital at a fixed price, allowing us to determine the best timing and pricing.  ”  Dr. Chan continued, “This funding facility is part of a multi-prong strategy to seek financing that includes equity on the most favorable terms and potential non-dilutive funding that will enable us to continue to move forward aggressively with our commercialization plans for CytoSorb™.”

During the 32-month term of the purchase agreement, CytoSorbents controls the timing and amount of any sales to LPC, if and when the Company decides, in accordance with the purchase agreement. LPC has no right to require the Company to sell any shares to LPC, but LPC is obligated to make purchases as CytoSorbents directs, subject to certain conditions, which include the effectiveness of a registration statement to be filed with the U.S. Securities and Exchange Commission covering the resale of the shares that may be issued to LPC. There are no upper limits to the price LPC may pay to purchase the Company's common stock and the purchase price of the shares related to any future sales will be based on the prevailing market prices of the Company's shares immediately preceding the notice of sale to LPC without any fixed discount. The agreement may be terminated by the Company at any time, at its sole discretion, without any cost or penalty. In addition, there are no negative covenants, restrictions on future financings, penalties or liquidated damages in the purchase agreement.  The previous purchase agreement executed with LPC in May 2010 was terminated.

A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K filed on December 9, 2011 with the SEC.

About Lincoln Park Capital

LPC is an institutional investor headquartered in Chicago, Illinois.  LPC’s experienced professionals manage a portfolio of investments in public and private entities.  These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology.  LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency.  For more information, visit www.LincolnParkCapital.com

About CytoSorbents, CytoSorb™, and HemoDefend

CytoSorbents Corporation is a critical care-focused therapeutic device company using blood purification to treat life-threatening illnesses. Its purification technology is based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and adsorption. In March 2011, CytoSorb™, the Company’s flagship product, achieved European regulatory approval as an extracorporeal cytokine filter, and can now be sold throughout the European Union (E.U.) under the CE Mark to be used in cases where cytokines are elevated. The goal of CytoSorbTM is to modulate the immune system by removing excessive cytokines, often called “cytokine storm”, in critically-ill patients that can lead to deadly inflammation, multiple organ failure, immune dysfunction, and often death. CytoSorb™ has demonstrated statistically significant reductions in mortality in septic patients at high risk of death and is now available for sale in Germany for the treatment of critical care illnesses under a controlled market release, with a planned broad product launch in Germany anticipated for the first half of 2012 and availability in other E.U. countries, assuming adequate and timely funding, and continued positive results from our clinical studies.  HemoDefend is a development-stage blood purification technology platform for the blood transfusion industry intended to reduce transfusion reactions and safeguard the quality and safety of blood products. The HemoDefend technology utilizes the Company’s polymer bead technology to remove many substances, such as antibodies, free hemoglobin and inflammatory mediators, that can cause potentially serious and sometimes fatal transfusion reactions.  CytoSorb™ and HemoDefend are just two of a number of different resins the Company has designed for various medical applications, including improved dialysis, the potential treatment of inflammatory and autoimmune disorders, rhabdomyolysis in trauma, removal of chemotherapy drugs during treatment of cancer with high dose regional chemotherapy, drug detoxification, and others. Additional information is available for download on the Company's website: www.cytosorbents.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. CytoSorbents Corporation and CytoSorbents, Inc believe that its primary risk factors include, but are not limited to: obtaining government approvals including required FDA and additional CE Mark approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of pending and potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate and timely financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-K filed with the SEC on March 31, 2011, which is available at http://www.sec.gov.

SOURCE: CytoSorbents Corporation

Contact:

CytoSorbents Corporation
David Lamadrid
Chief Financial Officer
(732) 329-8885 ext. 816
DavidL@cytosorbents.com